                                                                      EXHIBIT 23

[PricewaterhouseCoopers letterhead]

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to inclusion in the Confidential Private Offering Memorandum dated October 28, 1999 of our report dated July 30, 1999 relating to the financial statements and financial highlights appearing in the June 30, 1999 Annual Report to Shareholders of Institutional Treasury Assets Fund.



/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP

Baltimore, Maryland
October 28, 1999